EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2022 First Quarter Results

•Net Sales of $891.7 Million Up 19.2% YoY; Up 16.3% on an Organic Basis
•Net Income of $53.0 Million, or $1.36 Per Share; EBITDA of $88.5 Million
•Operating Cash Flow of $48.6 Million; Free Cash Flow of $45.0 Million
•Fiscal 2022 Guidance Maintained Including EPS of $5.00 to $5.40

CLEVELAND, OHIO (October 27, 2021) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2022 first quarter ended September 30, 2021.

Net sales for the quarter increased 19.2% to $891.7 million from $747.8 million in the prior year. The change includes a 2.1% increase from acquisitions and a 0.8% increase from foreign currency translation. Excluding these factors, sales increased 16.3% on an organic basis reflecting a 15.9% increase in the Service Center segment and a 17.4% increase in the Fluid Power & Flow Control segment. The Company reported net income of $53.0 million, or $1.36 per share, and EBITDA of $88.5 million. On a pre-tax basis, results include $3.6 million ($0.07 after tax per share) of LIFO expense compared to $1.1 million ($0.02 after tax per share) of LIFO expense in the prior year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “We started fiscal 2022 on a positive note with sales, EBITDA, and EPS all achieving record first quarter levels. We are effectively managing through industrial supply chain and inflationary headwinds year to date. This is highlighted by solid organic growth and EBITDA margin expansion during the quarter, as well as a build in inventory levels supporting near-term growth opportunities. At the same time, our cash generation remains strong and we continue to execute on our strategic growth plan, including expansion of our automation platform with the August 2021 acquisition of R.R. Floody Company.”

Mr. Schrimsher added, “Looking ahead, supply chain and inflationary pressures across the industrial sector present ongoing uncertainty to our near-term outlook. That said, underlying demand remains resilient entering our fiscal second quarter with organic sales up by a mid-teens percent year over year so far in October, while order and backlog trends are encouraging. We believe our leading technical industry position, local service capabilities, and evolution into new industrial technologies and solutions is a competitive advantage being reinforced by current macro and supply chain dynamics. Combined with balance sheet capacity, we have considerable self-help growth and earnings potential that we are intensely focused on capturing in fiscal 2022 and beyond.”

Fiscal 2022 Guidance
The Company is maintaining guidance for fiscal 2022 including EPS of $5.00 to $5.40, sales growth of 8% to 10% (7% to 9% on an organic basis), and EBITDA margins of 9.7% to 9.9%. Guidance does not assume contribution from potential future acquisitions.

Share Repurchases
During the quarter, the Company purchased 76,658 shares of its common stock in open market transactions for $6.5 million. At September 30, 2021, the Company had remaining authorization to purchase approximately 388,000 additional shares.

Dividend
Today the Company also announced that its Board of Directors declared a quarterly cash dividend of $0.33 per common share, payable on November 30, 2021, to shareholders of record on November 15, 2021.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on October 27, 2021. Neil A. Schrimsher – President & CEO, and David K. Wells – CFO will discuss the Company's performance. A supplemental investor presentation detailing latest quarter results and the Company’s outlook is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 877-311-4351 (toll free) or 614-999-9139 (for International callers) using conference ID 2896840. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 855-859-2056 or 800-585-8367 (both toll free), or 404-537-3406 (International) using conference ID 2896840.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “believe,” “will,” “guidance,” “assume”, “looking ahead”, and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, the effects of the health crisis associated with the COVID-19 pandemic on our business operations, results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission, many of which risks are amplified by circumstances arising out of the COVID-19 pandemic. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

Ryan D. Cieslak Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,
	2021	2020
Net Sales	$891,681	$747,807
Cost of sales	636,341	532,026
Gross Profit	255,340	215,781
Selling, distribution and administrative
expense, including depreciation	180,726	163,473
Operating Income	74,614	52,308
Interest expense, net	7,390	7,653
Other income, net	(312)	(177)
Income Before Income Taxes	67,536	44,832
Income tax expense	14,567	10,048
Net Income	$52,969	$34,784
Net Income Per Share - Basic	$1.38	$0.90
Net Income Per Share - Diluted	$1.36	$0.89
Average Shares Outstanding - Basic	38,502	38,722
Average Shares Outstanding - Diluted	39,084	39,088

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	June 30,
	2021	2021

Assets
Cash and cash equivalents	$247,313	$257,745
Accounts receivable, net	530,824	516,322
Inventories	377,978	362,547
Other current assets	54,452	59,961
Total current assets	1,210,567	1,196,575
Property, net	113,813	115,589
Operating lease assets, net	94,476	87,111
Intangibles, net	274,410	279,628
Goodwill	562,791	560,077
Other assets	47,123	32,827
Total Assets	$2,303,180	$2,271,807

Liabilities
Accounts payable	$210,987	$208,162
Current portion of long-term debt	88,401	43,525
Other accrued liabilities	167,439	176,013
Total current liabilities	466,827	427,700
Long-term debt	730,307	784,855
Other liabilities	129,476	126,706
Total Liabilities	1,326,610	1,339,261
Shareholders' Equity	976,570	932,546
Total Liabilities and Shareholders' Equity	$2,303,180	$2,271,807

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended September 30,

	2021	2020

Cash Flows from Operating Activities
Net income	$52,969	$34,784
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	5,427	5,352
Amortization of intangibles	8,121	9,726
Amortization of stock appreciation rights and options	1,907	693
Other share-based compensation expense	1,563	677
Changes in assets and liabilities, net of acquisitions	(20,404)	24,559
Other, net	(941)	6,051
Net Cash provided by Operating Activities	48,642	81,842
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(7,094)	—
Capital expenditures	(3,621)	(3,597)
Proceeds from property sales	48	193
Cash payments for loans on company-owned life insurance	(14,835)	—
Net Cash used in Investing Activities	(25,502)	(3,404)
Cash Flows from Financing Activities
Long-term debt repayments	(9,811)	(62,450)
Interest rate swap settlement payments	(1,644)	—
Purchases of treasury shares	(6,537)	—
Dividends paid	(12,712)	(12,415)
Acquisition holdback payments	(135)	(521)
Taxes paid for shares withheld for equity awards	(1,141)	(1,797)
Net Cash used in Financing Activities	(31,980)	(77,183)
Effect of Exchange Rate Changes on Cash	(1,592)	1,254
(Decrease) Increase in cash and cash equivalents	(10,432)	2,509
Cash and Cash Equivalents at Beginning of Period	257,745	268,551
Cash and Cash Equivalents at End of Period	$247,313	$271,060

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended September 30,
	2021	2020
Net income	$52,969	$34,784
Interest expense, net	7,390	7,653
Income tax expense	14,567	10,048
Depreciation and amortization of property	5,427	5,352
Amortization of intangibles	8,121	9,726
EBITDA	$88,474	$67,563

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. Adjusted EBITDA excludes items that may not be indicative of core operating results, a non-GAAP financial measure.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended September 30,
	2021	2020
Net Cash provided by Operating Activities	$48,642	$81,842
Capital expenditures	(3,621)	(3,597)
Free Cash Flow	$45,021	$78,245

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.